                                                                    EXHIBIT 99.1


                     EZCORP ANNOUNCES STRONG EARNINGS GROWTH
                                FOR THIRD QUARTER

AUSTIN, Texas (July 20, 2005) -- EZCORP, Inc. (Nasdaq/NM: EZPW) announced today results for its third fiscal quarter and nine month period, which ended June 30, 2005.

For the quarter ended June 30, 2005, EZCORP's net income improved to $2,129,000 (sixteen cents per share) compared to $253,000 (two cents per share) for the prior year period. Total revenues for the third fiscal quarter increased 10% to $56,250,000 compared to $51,141,000 for the prior year third fiscal quarter. After lower cost of goods sold and higher operating expense, operating income improved $2,492,000 to $3,159,000. Operating income margins for the quarter, measured as a percent of net revenues, improved approximately six percentage points to 8%.

For the nine months ended June 30, 2005, net income increased 77% to $11,047,000 (eighty-two cents per share) compared to $6,250,000 (forty-eight cents per share) for the same nine month period a year ago. Total revenues increased 11% to $180,976,000 while operating income increased 70% to $16,655,000. Operating income margins for the nine months, measured as a percent of net revenue, improved approximately four percentage points to 14%.

Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, "The third quarter is our twelfth consecutive quarter of year-over-year earnings growth. All revenue elements contributed to our strong performance for the quarter; payday loan service charges increased 65% while bad debt increased only 21%; gross profit on sales increased 10% primarily due to better sales margins; and pawn service charges improved 6% on significantly stronger yields."

Rotunda continued, "As we announced on July 14th, we have stopped marketing County Bank payday loans in 177 Texas EZMoney locations. These locations are now registered as Credit Services Organizations that provide fee based advice or assistance to consumers in obtaining a loan from an unaffiliated lender. We anticipate some transitional cost, either in lower fee revenues or higher bad debt, while moving to this operating model; however, this change will enable us to continue growing our unsecured loans and loan services in Texas."

Rotunda concluded, "Considering the impact of the new product and anticipated transitional costs, we expect our earnings for the year to be between $1.05 and $1.10. Through June, we have opened 78 EZMoney stores. In our fourth fiscal quarter, we expect to open an additional 25 to 30 EZMoney stores."

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EZCORP meets the short-term cash needs of the cash and credit constrained consumer by offering convenient, non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, and short-term non-collateralized loans, often referred to as payday loans. In addition, the Company provides fee based credit services for customers seeking loans. The Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. As of June 30, 2005, the Company operated 280 EZPAWN and 203 EZMONEY stores.

This announcement contains certain forward-looking statements regarding the Company's expected performance for future periods including, but not limited to, expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company's services and merchandise, actions of third parties who offer services and products in the Company's locations, changes in regulatory environment, and other factors periodically discussed in the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

You are invited to listen to a conference call discussing these results on July 20, 2005 at 3:30pm Central Time. The conference call can be accessed over the Internet (or replay it at your convenience) at the following address.


http://phx.corporate-ir.net/playerlink.zhtml?c=69434&s=wm&e=1097543


For additional information, contact Dan Tonissen at (512) 314-2289.

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                                  EZCORP, INC.
         HIGHLIGHTS OF CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (in thousands, except per share data)
--------------------------------------------------------------------------------


                                                           THREE MONTHS ENDED JUNE 30,
                                                         ------------------------------
                                                             2005              2004
                                                         ------------------------------
Revenues:
    Merchandise sales                                    $     26,102      $     25,845
    Jewelry scrapping sales                                     4,892             4,937
    Pawn service charges                                       14,722            13,835
    Payday loan service charges                                10,231             6,191
    Other                                                         303               333
                                                         ------------------------------
        Total revenues                                         56,250            51,141
Cost of goods sold:
    Cost of merchandise sales                                  14,777            15,566
    Cost of jewelry scrapping sales                             3,644             3,774
                                                         ------------------------------
        Total cost of goods sold                               18,421            19,340
                                                         ------------------------------
Net revenues                                                   37,829            31,801

Operations expense                                             23,693            21,830
Bad debt and other payday loan direct expenses                  3,413             2,832
Administrative expense                                          5,506             4,614
Depreciation and amortization                                   2,058             1,858
                                                         ------------------------------
    Operating income                                            3,159               667

Interest expense, net                                             302               332
Equity in net income of unconsolidated affiliate                 (505)             (430)
Loss on sale/disposal of assets                                    36                --
                                                         ------------------------------
Income before income taxes                                      3,326               765
Income tax expense                                              1,197               512
                                                         ------------------------------
Net income                                               $      2,129      $        253
                                                         ==============================

                                                         ------------------------------
Net income per share, assuming dilution                  $       0.16      $       0.02
                                                         ==============================

Weighted average shares - assuming dilution                    13,434            13,221

                                  EZCORP, INC.
         HIGHLIGHTS OF CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (in thousands, except per share data)
--------------------------------------------------------------------------------


                                                       NINE MONTHS ENDED JUNE 30,
                                                     ------------------------------
                                                          2005             2004
                                                     ------------------------------
Revenues:
    Merchandise sales                                $     91,413      $     90,095
    Jewelry scrapping sales                                16,164            12,616
    Pawn service charges                                   46,073            43,875
    Payday loan service charges                            26,349            16,124
    Other                                                     977             1,034
                                                     ------------------------------
        Total revenues                                    180,976           163,744
Cost of goods sold:
    Cost of merchandise sales                              52,518            52,007
    Cost of jewelry scrapping sales                        11,717             9,123
                                                     ------------------------------
        Total cost of goods sold                           64,235            61,130
                                                     ------------------------------
Net revenues                                              116,741           102,614

Operations expense                                         70,384            64,382
Bad debt and other payday loan direct expenses              6,517             5,957
Administrative expense                                     17,169            16,854
Depreciation and amortization                               6,016             5,638
                                                     ------------------------------
    Operating income                                       16,655             9,783

Interest expense, net                                         916             1,153
Equity in net income of unconsolidated affiliate           (1,601)           (1,291)
Loss on sale/disposal of assets                                79                --
                                                     ------------------------------
Income before income taxes                                 17,261             9,921
Income tax expense                                          6,214             3,671
                                                     ------------------------------
Net income                                           $     11,047      $      6,250
                                                     ==============================

                                                     ------------------------------
Net income per share, assuming dilution              $       0.82      $       0.48
                                                     ==============================

Weighted average shares - assuming dilution                13,507            13,138

                                  EZCORP, INC.
              HIGHLIGHTS OF CONSOLIDATED BALANCE SHEETS (UNAUDITED)
             (in thousands, except per share data and store counts)
--------------------------------------------------------------------------------


                                                              AS OF JUNE 30,
                                                          2005             2004
                                                      -----------------------------
Assets:
Current assets:
Cash and cash equivalents                             $      1,972     $      1,692
Pawn loans                                                  50,888           51,101
Payday loans, net                                           11,089            6,720
Pawn service charges receivable, net                         9,020            8,557
Payday loan service charges receivable, net                  2,244            1,336
Inventory, net                                              28,956           30,997
Deferred tax asset                                           9,711            8,163
Federal income taxes receivable                                 --              253
Prepaid expenses and other assets                            4,697            2,287
                                                      -----------------------------
    Total current assets                                   118,577          111,106
Investment in unconsolidated affiliate                      17,110           15,734
Property and equipment, net                                 26,147           25,222
Deferred tax asset, non-current                              4,946            4,391
Other assets, net                                            4,205            5,602
                                                      -----------------------------
    Total assets                                      $    170,985     $    162,055
                                                      =============================
Liabilities and stockholders' equity:
      Current liabilities:
         Accounts payable and other accrued expenses  $     13,651     $     11,465
         Customer layaway deposits                           1,559            1,554
         Federal income taxes payable                        1,452               --
                                                      -----------------------------
             Total current liabilities                      16,662           13,019

Long-term debt                                              21,900           31,200
Deferred gains and other long-term liabilities               3,687            4,048
                                                      -----------------------------
    Total long-term liabilities                             25,587           35,248
Total stockholders' equity                                 128,736          113,788
                                                      -----------------------------
    Total liabilities and stockholders' equity        $    170,985     $    162,055
                                                      =============================

Pawn loan balance per ending pawn store               $        182     $        183
Inventory per ending pawn store                       $        103     $        111
Book value per share                                  $      10.34     $       9.21
Tangible book value per share                         $      10.16     $       8.98
Pawn store count - end of period                               280              280
Mono-line payday loan store count - end of period              203               85
Shares outstanding - end of period                          12,446           12,361




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